UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-14710	52-2154066
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

XOMA Corporation

2910 Seventh Street

Berkeley, CA 94710

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 204-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective December 1, 2015, XOMA (US) LLC (“XOMA”) and Novo Nordisk A/S (“Novo Nordisk ”) entered into a license agreement (the “License Agreement”) pursuant to which XOMA has granted to Novo Nordisk an exclusive, world-wide, royalty-bearing license to XOMA’s XMetA program of allosteric monoclonal antibodies that up-regulate the insulin receptor (the “Program”), subject to XOMA’s retained commercialization rights for rare disease indications. Novo Nordisk has an option to add these additional rights to its license upon payment of a specified option fee.

Novo Nordisk will have worldwide rights to the Program and will be solely responsible at its expense for the development and commercialization of antibodies and products containing antibodies arising from the Program, subject to XOMA’s retained rights described above. XOMA will transfer certain proprietary know-how and materials relating to the Program to Novo Nordisk. Under the License Agreement, XOMA will receive a $5 million upfront payment. Based on the achievement of pre-specified criteria, XOMA is eligible to receive up to $290 million in development, regulatory and commercial milestones. XOMA is also eligible to receive royalties on sales of licensed products, which are tiered based on sales levels and range from a mid-single digit percentage rate to up to a high single digit percentage rate. Novo Nordisk’s obligation to pay development and commercialization milestones will continue for so long as Novo Nordisk is developing or selling products under the License Agreement, subject to the maximum milestone payment amounts set forth above. Novo Nordisk’s obligation to pay royalties with respect to a particular product and country will continue for the longer of the date of expiration of the last valid patent claim covering the product in that country, or ten years from the date of the first commercial sale of the product in that country.

The License Agreement contains customary termination rights relating to material breach by either party. Novo Nordisk also has a unilateral right to terminate the License Agreement in its entirety on ninety (90) days’ notice.

The description of the License Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2015	XOMA Corporation

	By:	/s/ Russell J. Wood
Russell J. Wood
Sr. Corporate Counsel and Corporate Secretary